News Release

PIONEER NATURAL RESOURCES ANNOUNCES EARLY RESULTS AND UPSIZING OF DEBT TENDER OFFERS

DALLAS – (BUSINESS WIRE) – May 26, 2020 – Pioneer Natural Resources Company (NYSE: PXD) ("Pioneer" or the "Company") announced today the early results and upsizing of Pioneer’s previously announced cash tender offers (the "Tender Offers") to purchase up to an amended Aggregate Maximum Tender Amount (as defined below) of its outstanding 3.45% senior notes due 2021 (the "2021 Notes"), 3.95% senior notes due 2022 (the "2022 Notes") and 7.20% senior notes due 2028 (the "2028 Notes") (collectively, the "Notes"). The Company has amended the Aggregate Maximum Tender Amount to increase the aggregate principal amount of Notes subject to the Tender Offers (the "Aggregate Maximum Tender Amount") from $500 million to  $724,587,000, which, based on information provided by D.F. King and Co., the tender agent for the Tender Offers, was the aggregate principal amount of Notes that were validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on May 22, 2020 (the "Early Tender Date"). All other terms of the Tender Offers remain unchanged.
The following table sets forth the approximate aggregate principal amounts of each series of Notes that were validly tendered (and not validly withdrawn) as of the Early Tender Date and the principal amounts that, subject to satisfaction of the conditions to the Tender Offers described below, are expected to be accepted for purchase pursuant to the Tender Offers:

Title of Notes	CUSIP Numbers / ISIN	Acceptance Priority Level	Principal Amount Outstanding Prior to the Tender Offers(1)	Total Consideration (2)(3)	Principal Amount of Notes Tendered	Principal Amount of Notes Expected to Be Accepted for Purchase
3.45% Senior Notes due 2021	723787AL1 / US723787AL19	1	$ 500,000,000	$ 1,013.00	$ 360,374,000	$ 360,374,000
3.95% Senior Notes due 2022	723787AK3 / US723787AK36	2	$ 600,000,000	$ 1,045.00	$ 355,543,000	$ 355,543,000
7.20% Senior Notes due 2028	723787AB3 / US723787AB37	3	$ 250,000,000	$ 1,135.00	$ 8,670,000	$ 8,670,000
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(1)As of May 11, 2020.
(2)In addition to the Total Consideration, all holders of Notes accepted for purchase in connection with the Early Tender Date will receive accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the Early Settlement Date (as defined below).
(3)Includes the Early Tender Premium (as defined below).

The amount of each series of Notes expected to be accepted for purchase was determined pursuant to the terms and conditions of the Tender Offers as set forth in the Offer to Purchase dated May 11, 2020 (the "Offer to Purchase"). Subject to satisfaction of the conditions to the Tender Offers set forth in the Offer to Purchase, the Company expects to accept and pay for Notes tendered prior to the

Early Tender Date on or about May 27, 2020 (the "Early Settlement Date"). Holders of Notes that have been accepted for purchase in connection with the Early Tender Date will receive the applicable Total Consideration set forth in the table above, which includes an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the "Early Tender Premium"). In addition to the Total Consideration, all holders of Notes accepted for purchase in connection with the Early Tender Date will receive accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the Early Settlement Date. The deadline for holders to validly withdraw tenders of Notes has passed. Accordingly, tendered Notes may no longer be withdrawn or revoked, except in certain limited circumstances where additional withdrawal or revocation rights are required by law. Because the Aggregate Maximum Tender Amount of Notes were tendered and not withdrawn prior to the Early Tender Date, the Company does not expect to accept for purchase any tenders of Notes after the Early Tender Date.

The Tender Offers are subject to the satisfaction of the conditions described in the Offer to Purchase. Such conditions may be waived by the Company in its sole discretion, subject to applicable law. Any waiver of a condition by the Company will not constitute a waiver of any other condition.

The dealer managers for the Tender Offers are Credit Suisse Securities and Goldman Sachs & Co. LLC. Any questions regarding the terms of the Tender Offers should be directed to the Dealer Managers, Credit Suisse Securities at (toll-free) (800) 820-1653 or (212) 538-5828 or Goldman Sachs & Co. LLC, at (toll-free) (800) 828-3182 or (212) 902-6941. The information agent and tender agent is D.F. King & Co., Inc. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase or other documents relating to the Tender Offers should be directed to the information agent for the Tender Offers, D.F. King & Co., Inc., at (866) 751-6311 (toll-free) or (212) 269-5550.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase.

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Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, global and U.S. economic activity, government regulation or action, Pioneer’s ability to implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Source: Pioneer Natural Resources Company

Pioneer Natural Resources Company
Investors
Neal Shah - 972-969-3900
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Media and Public Affairs
Tadd Owens - 972-969-5760